Exhibit 99.1

CONTACT:	Richard O’Connor — (203) 625-0770

SECURITY CAPITAL CORPORATION ANNOUNCES

THE FILING OF ITS ANNUAL REPORT ON FORM 10-K

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004

Greenwich, CT — June 28, 2005 — Security Capital Corporation (AMEX: SCC) (the “Company”) announced today that it has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the “2004 Form 10-K”).  The Company also announced that the 2004 Form 10-K reported income available to common stockholders for the quarter and year ended December 31, 2004 of $2,476,000 and $1,958,000, respectively.  Such amounts are in each case $363,000 less than the estimated amounts previously announced on June 20, 2005 of $2,839,000 and $2,321,000, respectively, due to certain tax-related adjustments to the Company’s financial statements.  The Company further announced that the 2004 Form 10-K reported basic and diluted earnings per common share for the quarter ended December 31, 2004 of $0.38 and $0.36, respectively, compared to the estimated basic and diluted earnings per common share for the quarter ended December 31, 2004 of $0.44 and $0.41, respectively, which the Company had announced on June 20, 2005.  In addition, the Company announced that the 2004 Form 10-K reported basic and diluted earnings per common share for the year ended December 31, 2004 of $0.30 and $0.26, respectively, compared to the estimated basic and diluted earnings per common share for the year ended December 31, 2004 of $0.36 and $0.31, respectively, which the Company had announced on June 20, 2005.

The Company’s two reportable segments are employer cost containment and health services, and educational services. The employer cost containment and health services segment consists of WC Holdings, Inc., which provides services to employers and their employees primarily relating to industrial health and safety, industrial medical care, workers’ compensation insurance and the direct and indirect costs associated therewith. The educational segment consists of Primrose Holdings, Inc., which is engaged in the franchising of educational child care centers, with related activities in real estate consulting and site selection services in the Southeast, Southwest and Midwest.

This release contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Litigation Reform Act of 1995.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements.  Such factors and uncertainties include, but are not limited to: future legislative changes which could impact the laws governing workers’ compensation and medical malpractice insurance in the various states in which the Company’s employer cost containment and health services segment operates, the Company’s ability to enhance its existing services and successfully introduce and market new services, new service developments by the Company’s competitors, market acceptance of new services of both the Company and its competitors, competitive pressures on prices, the ability to attract and retain qualified personnel, interest rates, the Company’s ability to attract qualified franchisees or access to financing for these franchisees, the effects on the Company if a lender to one of the Company’s subsidiaries utilizes remedies available to it upon an event of default on loans at one of the Company’s subsidiaries, the Company’s ability to file its Form 10-Q for the quarter ended March 31, 2005, the Company’s ability to regain compliance with the AMEX’s continued listing standards and decisions relative to and the outcome of any such decisions regarding strategic alternatives with respect to maximizing stockholder value and enhancing stockholder liquidity.